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Thelen Reid & Priest LLP
Attorneys At Law

875 Third Avenue
New York, NY 10022-6225
Tel. 212.603.2000
Fax 212.603.2001
www.thelenreid.com

Exhibit 5.2

        April 7, 2004

Ameren Corporation
1901 Chouteau Avenue
St. Louis, Missouri 63103

Ladies and Gentlemen:

        As counsel to Ameren Corporation, a Missouri corporation (the "Company"), we have participated in the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Commission on or about the date hereof with respect to up to $2,000,000,000 maximum aggregate offering price of (1) Senior Debt Securities (the "Senior Debt Securities") to be issued by the Company, (2) Subordinated Debt Securities (the "Subordinated Debt Securities") to be issued by the Company, (3) Trust Preferred Securities to be issued by Ameren Capital Trust I or Ameren Capital Trust II (the "Trust Preferred Securities"), (4) the Company's guarantees (the "Guarantees") relating to the Trust Preferred Securities, (5) Common Stock, $.01 par value (the "Common Stock"), including the preferred share purchase rights attached thereto ("Shares"), to be issued by the Company, (6) contracts to purchase Shares (the "Stock Purchase Contracts") and (7) units, each comprised of a Stock Purchase Contract and either Senior Debt Securities or Subordinated Debt Securities, debt obligations of third parties (including U.S. Treasury securities) or Trust Preferred Securities, in each such case pledged to secure the holder's obligations to purchase Shares under the Stock Purchase Contract (the "Stock Purchase Units" and, together with the foregoing securities, the "Securities"), in each case, to be issued and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act").

        The Senior Debt Securities will be issued pursuant to an Indenture dated as of December 1, 2001 between the Company and The Bank of New York, as trustee (the "Senior Indenture"), the Subordinated Debt Securities will be issued pursuant to an indenture between the Company and the trustee named therein (the "Subordinated Indenture") and the Guarantees will be issued pursuant to one or more guarantee agreements between the Company and the trustee named therein (each, a "Guarantee Agreement"), in each case as filed or in the respective forms filed as exhibits to the Registration Statement.

        In so acting, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-laws of the Company as in effect on the date hereof, corporate and other documents, records and papers and certificates of public officials. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and conformity to original documents of all documents submitted to me as copies.

        On the basis of such review and assuming that (i) the applicable provisions of the Securities Act, the Trust Indenture Act of 1939, as amended, and the securities or "blue sky" laws of various states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of the Company (or a duly appointed committee or representative thereof) and (iii) the applicable Securities have been issued and sold upon the terms specified in such resolutions and in any required orders of the Commission or other applicable regulatory approvals, we are of the opinion that:

        1.     When (i) the supplemental indenture or other instrument under the Senior Indenture to be entered into, or otherwise executed or adopted, in connection with the issuance of the Senior Debt Securities, (ii) the Subordinated Indenture and any supplemental indenture or other instrument thereunder to be entered into, or otherwise executed or adopted, in connection with the issuance of the Subordinated Debt Securities or (iii) the Guarantee Agreements, as applicable, have been duly executed and delivered by the proper officers of the Company and the trustees named therein, and when the Senior Debt Securities, the Subordinated Debt Securities and the Guarantees, as the case may be, have been duly executed, authenticated, delivered and paid for in accordance with the terms of the Senior Indenture, the Subordinated Indenture and the Guarantee Agreements, respectively, and on the terms and conditions set forth in the Registration Statement, the prospectus contained therein and the applicable supplement thereto, the Senior Debt Securities, the Subordinated Debt Securities and the Guarantees will be legally issued and will constitute the valid and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other laws affecting creditors' rights and remedies generally and general equitable principles (whether considered in a proceeding in equity or at law).

        2.     When (i) the Stock Purchase Contracts or Stock Purchase Units have been issued and sold on the terms and conditions set forth in the Registration Statement, the prospectus contained therein and the applicable supplement thereto and (ii) the applicable purchase contract agreement and any related pledge agreement have been duly authorized, executed and delivered by the parties thereto, the Stock Purchase Contracts or Stock Purchase Units will be valid and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium and other laws affecting creditors' rights and remedies generally and general equitable principles (whether considered in a proceeding in equity or at law).

        We are members of the New York Bar and this opinion is limited to the laws of the State of New York and the federal laws of the United States insofar as they bear on the matters covered hereby. As to all matters of Missouri law, we have, with your consent, relied upon the opinion of Steven R. Sullivan, Esq., Senior Vice President Governmental/Regulatory Policy, General Counsel and Secretary of the Company. As to all matters of New York law, Steven R. Sullivan, Esq., is authorized to rely upon this opinion as if it were addressed to him.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Thelen Reid & Priest LLP
THELEN REID & PRIEST LLP

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  Exhibit 5.2